HIV Barrel License, Marketing and Distribution Agreement

Execution Version

HIV Barrel License, Marketing and Distribution Agreement

Dated As Of

September 29, 2006

Among

Inverness Medical Innovations, Inc.

And

Chembio Diagnostic Systems, Inc.

And

StatSure Diagnostic Systems, Inc.

Table of Contents
1. Definitions.	2
1.1. Certain Definitions	2
1.2. Additional Definitions	7
2. HIV Barrel Product: Exclusive Licenses and Manufacturing and Distribution Arrangements.	8
2.1. Exclusive Right to Manufacture	8
2.2. Exclusive Right to Purchase and Exploit	8
2.3. Exclusive License to SDS Patents	10
2.4. Exclusivity an Essential Term	10
2.5. Patent Marking	10
2.6. Treatment of New HIV Barrel Product	10
2.7. Inverness Licenses	11
2.8. Termination of Licenses Upon Challenge of Validity	11
3. Non-Competition; Termination of Exclusivity.	11
4. Limits to Scope of Inverness Licenses	13
5. Royalties and Payments.	13
5.1. Exclusive Payment Arrangements	13
5.2. Pricing of HIV Products	13
5.3. Inverness Sale of HIV Barrel Products - Division of Net Sales	14
5.4. Payment of Cost of HIV Products	14
5.5. Payment by Inverness for Samples	14
5.6. Royalties Payable by Chembio on Inverness Lateral Flow Patents	15
5.7. Reporting and Calculation of Payments.	15
6. Regulatory and License Matters.	17
6.1. Facility Registration/Inspections	17
6.2. Regulatory Filings	18
6.3. Authorization for Sales in European Union	18
6.4. Bio-Rad Laboratories, Inc	18
7. Manufacture and Sale.	19
7.1 Chembio Efforts	19
7.2 Forecasts	19
7.3 Purchase Orders	19
7.4 Shipment Terms	19
7.5 Acceptance	20
7.6 Sales Effort	20
7.7 Inverness Responsibilities; Rights	20
7.8 Marketing Plans and Budgets	20
8. Trademarks	20
8.1. Trademark License	20
8.2. Compliance with Law; Registration	21
8.3. Termination	21
8.4. Labeling	21
9. Prosecution and Enforcement of Licensed Intellectual Property.	21
9.1. Prosecution	21
9.2. Enforcement of Licensed Patents	21
10. Confidentiality.	22
10.1. Limited Disclosure and Use	22
10.2. Exceptions	22
10.3. Use of Name; Disclosure of Terms of the Agreement	22
10.4. Effect of Termination	23
10.5. Survival	23
11. Representations; Warranties.	23
11.1. Corporate Power	23
11.2. No Default or Violation	23
11.3. Licensed Intellectual Property	23
11.4. Regulatory Matters	23
11.5. Product Quality	24
11.6. Exclusion of Other Representations and Warranties	24
12. Indemnification	24
12.1. By Manufacturers	24
12.2. By Sellers	25
12.3. Notice of Claims	25
12.4. Disputes	26
13. Term and Termination.	26
13.1. Term of Agreement	26
13.2. Material Breach.	26
13.3. Section 365(n); Agreement to Deliver Embodiments	27
13.4. Effect of Termination for Breach by Inverness	28
13.5. Effect of Termination for Breach by Chembio	28
13.6. Sole Remedy	28
13.7. Survival	28
14. Limitation of Liability.	29
14.1. Exclusion of Liability for Certain Damages	29
14.2. Limitation on Liability for Direct Damages	29
15. General.	29
15.1. Waivers and Amendments.	29
15.2. Entire Agreement	30
15.3. Severability	30
15.4. Relationship of the Parties	30
15.5. No Election of Remedies	30
15.6. Notices	30
15.7. Governing Law	31
15.8. Dispute Resolution	31
15.9. Waiver of Jury Trial	31
15.10. Counterparts	31
15.11. Assignment	32
15.12. Force Majeure	32
15.13. Further Assurances	32

HIV Barrel License, Marketing and Distribution Agreement

PREAMBLE

This HIV Barrel License, Manufacturing and Distribution Agreement (the “Agreement”) is made as of September 29, 2006 (“Effective Date”), between and among Chembio Diagnostic Systems, Inc., a Delaware corporation having its principal place of business at 3661 Horseblock Road, Medford, New York 11763, (“Chembio”), StatSure Diagnostic Systems, Inc., a Delaware corporation having its principal place of business at One Clarks Hill, Framingham, MA 01702 (“SDS”), and Inverness Medical Innovations, Inc., a Delaware corporation having its principal place of business at 51 Sawyer Road, Waltham, MA 02453 (“Inverness”).

RECITALS

Certain capitalized terms used in these Recitals but not defined in the Preamble or upon first use are defined in Section 1.1.

Inverness, among other activities, is in the business of developing, marketing and selling products used to diagnose various diseases, including HIV, and owns or has the right to grant licenses to a number of patents pertaining to HIV diagnosis, including the Inverness Lateral Flow Patents. Inverness asserts that the HIV Barrel Product is within the scope of the claims of the Inverness Lateral Flow Patents.

Chembio, among other things, is in the business of developing, marketing and selling products used to diagnose various diseases, including HIV, and has designed, developed or is in the process of developing the HIV Products (as herein defined) and has received approval of its pre-market application to the FDA for the HIV Barrel Product for manufacture by Chembio at its facility in Medford, New York and for Chembio to market to clinical laboratories and hospitals in the United States.

SDS, among other activities, is in the business of developing, manufacturing and marketing medical diagnostic products and owns the SDS Patents.

During the Term, Inverness wishes to be the exclusive worldwide marketer and distributor of the HIV Barrel Product and license the Inverness Lateral Flow Patents to Chembio for the purpose of manufacturing the HIV Barrel Product for sale by Inverness, and Chembio wishes to obtain such licenses to the extent such licenses are necessary.

During the Term, Chembio also wishes to grant Inverness an exclusive worldwide license to market and sell the HIV Products, to the extent such license is required and, except as provided herein, to covenant not to manufacture the HIV Products for or sell the HIV Products to any Person other than Inverness in the applicable territory and Inverness wishes to obtain such license subject to such covenant.

During the Term, SDS wishes to license the SDS Patents to Inverness on an exclusive basis for the sole purpose of allowing it to market and sell, to the extent such license is required, the HIV Barrel Product manufactured by Chembio exclusively for sale to Inverness and, except as otherwise provided herein, to covenant not to manufacture or sell products that compete with the HIV Barrel Product for diagnosis or detection of HIV infection for or to any Person and Inverness wishes to obtain such license subject to such covenant.

The Parties also intend to enter into such other ancillary agreements, licenses and covenants as may be appropriate to permit the parties to fulfill the business objectives of this Agreement, including, but not limited to, a Joint Exploitation Agreement between SDS and Chembio pursuant to which SDS will grant a license to Chembio to manufacture HIV Barrel Products.

NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and conditions hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, Chembio, SDS and Inverness hereby agree as follows:

1. Definitions.

1.1. Certain Definitions

. For purposes of this Agreement, in addition to the terms that are defined on first use herein, the following terms shall have the following meanings:

(a) The “Act” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all relevant federal regulations pertaining thereto.

(b) “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with a Party hereto. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of a majority of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of a majority of the equity interest with the power to direct the management and policies of such non-corporate entities.

(c) “Audit” shall mean examination of each and every document relating to the licenses and rights granted herein, including but not limited to books, records, agreements, communications, shipping records, purchase orders, invoices, credit memos and record of payments received or made, such audit to be conducted by a nationally recognized public accounting firm.

(d) “Barrel Field” means diagnostic testing for the presence of HIV antibodies utilizing an integrated in-vitro diagnostic testing device that (i) is a single use disposable device (ii) collects a physiologic sample from a patient directly into the device and delivers that sample into a system contained in the device, where the reaction reagent medium (for example, a reagent strip) is enclosed in a barrel or other container with a transparent portion which allows the results of the reaction to be visible, designed to protect the user from contact with its contents, (iii) produces a visually readable result in less than 20 minutes, and (iv) is primarily designed to be used in a Point of Care environment or for self-testing by consumers.

(e) “Challenge” means, with respect to Patent Rights, to challenge the validity or enforceability of any Patent Rights, including without limitation by (i) filing a declaratory judgment action in which Patent Rights are alleged to be invalid or unenforceable; (ii) citing prior art pursuant to 35 U.S.C. Sec. 301, making a request for re-examination of Patent Rights pursuant to 35 U.S.C. Sec. 302 and/or 311, or provoking or becoming party to an interference with an application for Patent Rights pursuant to 35 U.S.C. Sec. 135; or (iii) filing or commencing any opposition, cancellation, nullity or similar proceedings against Patent Rights in any country.

(f) “Chembio IP” shall mean all proprietary rights and Intellectual Property Rights, including but not limited to Patent Rights, owned or Controlled by Chembio, which are necessary or useful for, or would be infringed by, the use, sale, distribution, import or export of the HIV Products, whether now in existence or in the future, including but not limited to those as listed on Schedule A.

(g) “Chembio Listed Patents” shall mean the patents and patent applications listed on Schedule A.

(h) “Confidential Information” shall mean all Technology and ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked or identified as confidential or proprietary, which are transferred, disclosed or made available by any Party hereto to any other.

(i) “Control” or “Controlled by” shall mean, in the context of Patent Rights or other Intellectual Property Rights, possession of the ability on the part of a Party to grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party (other than an Affiliate) existing at the time such Party would be required hereunder to grant another Party such access or license or sublicense.

(j) “Costs” shall mean Chembio’s costs, calculated in accordance with GAAP and attributed on a per-unit-of-HIV Product basis, of manufacturing and shipping the HIV Products provided to Inverness hereunder, obtaining and maintaining regulatory approvals for the HIV Products to the extent set forth in Section 6.2, and obtaining and maintaining licenses from any Third Parties to manufacture, market, distribute or sell the HIV Products and the amortization over the period during which HIV Products are sold to Inverness of the cost in procuring such licenses. The term “Costs” shall also include costs associated with (1) compliance, (2) complaint handling and (3) quality control. Such costs shall be restricted to costs incurred by Chembio after the Effective Date, except that license fees paid for those licenses listed in Schedule C obtained prior to the Effective Date will be amortized as set forth in Schedule C over the period during which HIV Products are sold to Inverness.

(k) “Developing Countries” shall mean those countries listed on Schedule O.

(l) “Distributor” shall mean any Third Party, other than an Affiliate of Inverness, to which Inverness grants a limited sublicense under the rights granted Inverness under Section 2.2 and 2.3 for the purpose of reselling or distributing HIV Products.

(m) “Dual Path Platform” shall mean Chembio’s technology as described in Schedule D.

(n) “Exploit” or “Exploitation” shall mean to sell, offer for sale, import, export, transport, register, distribute, promote and market, together with other activities typically associated with maximizing the market penetration, profit margins and commercialization of a diagnostic medical product that is marketed to hospitals and clinical laboratories for professional use and to doctors’ offices, insurance companies, military facilities, and other Point of Care clinics, as well as to the public for self testing.

(o) “FDA” means the U.S. Food and Drug Administration.

(p) “First Commercial Sale” shall mean, with respect to a product, the first sale to any non-Affiliate.

(q) “GAAP” means United States Generally Accepted Accounting Principles, as applicable to the Party in question.

(r) “GMP” means current Good Manufacturing Practices as promulgated by the FDA.

(s) “HIV Barrel Product” means the product for HIV testing known as SURE CHECK(R) HIV 1/2 as described in Chembio’s PMA on file with the FDA and further described in the SURE CHECK(R) HIV 1/2 package insert, Catalog #HIV202, attached hereto as Schedule E, together with any improvements thereto.

(t) “HIV Cassette Product” means the Chembio product currently known as HIV 1/2 STAT PAK(TM) as described in Chembio’s PMA on file with the FDA and further described in the HIV 1/2 STAT PAK(TM) package insert, Catalog #HIV 102, which is the subject of a Related Document.

(u) “HIV Products” means only any or all of the HIV Barrel Product and New HIV Barrel Product(s).

(v) “Intellectual Property Rights” shall mean (i)  Patent Rights; (ii) rights associated with works of authorship including copyrights, copyright applications and copyright registrations; and (iii) rights relating to the protection of trade secrets, know-how and Confidential Information, but shall not include any rights to trade marks, trade names, or other distinctive brand names or logos.

(w) “Inverness Lateral Flow Patents” shall mean any Patent Rights in the patents and patent applications identified on Schedule F.

(x) “Inverness Trademarks” shall mean the trademarks listed on Schedule G.

(y) Net Sales.

(i) “Net Sales” shall mean, with respect to any HIV Product, the gross amount received by the seller or its Affiliates or Sublicensees on bona fide sales of such HIV Product to Third Parties, less the following items (to the extent the gross amount received by them otherwise reflects such items): (i) credits and allowances for price adjustment, rejection, recall or return of the HIV Product; (ii) amounts for transportation, insurance, handling or shipping charges; (iii) taxes, duties and other governmental charges levied on or measured by the sale of the HIV Product, but not franchise or income taxes of any kind whatsoever; (iv) quantity and other trade discounts, credits or allowances actually allowed and taken; (v) charge back payments and/or rebates for the HIV Product provided to managed health care organizations, international organizations, or federal, state, local or other governments, including, in the United States, Medicare and Medicaid; or (vi) license fees, royalties or similar amounts paid to Third Parties to allow the seller or its Affiliates or Sublicensees to Exploit the relevant Licensed Product without infringement of Third Party (other than an Affiliate of the seller) Intellectual Property Rights. Net Sales shall not include any consideration received for demonstrations, test marketing, clinical trial purposes or compassionate or similar use. All of the amounts specified in the definition of Net Sales shall be determined from the books and records of seller of the HIV Product, its Affiliates and Sublicensees, maintained in accordance with GAAP, consistently applied.

(ii) Bundling. In the event that any particular HIV Product is sold as part of a bundle or kit with products other than the HIV Product, the Net Sales allocated to such HIV Product shall be determined by multiplying the net selling price (that is, the gross selling price less such applicable deductions as are permitted in the calculation of Net Sales) of the bundle or kit by the fraction A ÷ (A + B) where A is the average selling price during the period in question in the country in question in quantities similar to the sale in question for the HIV Product sold separately and B is the average selling price during the period in question in the country in question in quantities similar to the sale in question for the remaining products in the bundle or kit, when such products are sold separately from the HIV Product (in each case as the average selling price is documented by Inverness or its Affiliates or Sublicensees’ records). In the event that any products contained in the bundle or kit are not sold separately, the Net Sales from sales of such bundle or kit allocated to HIV Products shall be determined in a fair and equitable manner by mutual agreement of the parties.

(iii) Sales to Distributors. It is understood and agreed that all sales of HIV Product by Inverness, its Affiliates and Sub-licensees to any Distributor shall be treated as Net Sales hereunder, and that subsequent sale of HIV Product by any such Distributor shall not be treated as Net Sales hereunder.

(z) “New HIV Barrel Product” means the patent pending HIV Barrel Product designed and developed by Chembio which contains absorbent material in the sample collection area and which is further described in Schedule H or any other new product in the Barrel Field for the diagnosis or detection of HIV antibodies.

(aa) “New Chembio HIV Product” shall mean any antibody detection assays designed or developed by Chembio that tests for HIV I or HIV II antibodies, including without limitation any HIV test incorporating the Dual Path Platform, but excluding any New HIV Barrel Product.

(bb) “Party” or “Parties” shall mean each of Inverness, SDS and Chembio (but not their Affiliates).

(cc) “Patent Costs” shall mean the costs and expenses paid to outside legal counsel and other Third Parties, allocated in-house costs of legal counsel, and filing and maintenance expenses, incurred in connection with preparing, filing, prosecuting, obtaining and maintaining Patent Rights, including costs and expenses of patent interference, re-examination, reissue, opposition or similar proceedings.

(dd) “Patent Prosecution Action” shall mean any and all actions that may be taken in connection with preparing, filing, prosecuting, obtaining and maintaining throughout the world patent protection for Patent Rights licensed hereunder, including patent applications and other related material submissions and correspondence with any patent authorities.

(ee) “Patent Rights” shall mean all patents, patent applications and inventions on which patent applications are filed and all patents issuing therefrom worldwide, all disclosures of inventions, together with any extensions, registrations, confirmations, reissues, continuations, divisionals, continuations, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates, term extensions (under applicable patent law or other law), provisional rights and certificates of inventions.

(ff) “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity, including a governmental authority.

(gg) “POC” or “Point of Care” shall mean an environment where sampling and testing is performed in the presence or near-presence of the patient.

(hh) “QSRs” means current Quality Systems Regulations as promulgated by the FDA.

(ii) “Related Documents” shall mean the Settlement Agreement and the HIV Barrel Product Commercialization Agreement between SDS and Chembio, the License and Distribution Agreement between SDS and Inverness, the Non-Exclusive License, Marketing and Distribution Agreement between Chembio and Inverness, and the HIV Cassette License, Marketing and Distribution Agreement between Chembio and Inverness.

(jj) “Rest of the World” means worldwide, excluding the United States.

(kk) “SDS Patents” shall mean all Patent Rights owned or Controlled by SDS that would be infringed, or that SDS asserts would be infringed, by the manufacture, use, sale or import of the HIV Barrel Products, whether in existence now or in the future, including but not limited to those listed in Schedule I.

(ll) “SDS HIV Cassette Products” shall mean any Point of Care diagnostic test for HIV antibodies that is outside the Barrel Field and is designed (i) to be read by the naked eye and (ii) primarily to be used in a Point of Care environment.

(mm) “Specifications” shall mean the information contained in Schedule E regarding the HIV Barrel Product, together with any and all other related documentation or procedures in possession of Chembio that substantiate or support the information contained within Schedule E.

(nn) “Sublicensee” shall mean any sublicensee of any of the rights granted to Inverness under Section 2, other than an Affiliate or a Distributor.

(oo) “Technology” shall mean all techniques, inventions, practices, procedures, knowledge, improvements, designs, processes, protocols, compositions, products, methods, works of authorship, know-how, data, clinical data, preclinical data, research and creations (whether or not subject to protection by any Intellectual Property Rights).

(pp) “Third Party” shall mean any Person other than Inverness, SDS or Chembio.

(qq) “United States” means the United States of America and its territories and possessions, including without limitation Puerto Rico and the U.S. Virgin Islands.

(rr) “Visual-Read HIV Test” shall mean a rapid, non-digital diagnostic test for antibodies to HIV designed primarily to be read by the naked eye and to be used in a Point of Care environment. A “Visual-Read HIV Test” expressly excludes digital tests that include a reading device or integrated digital technology to aid in the interpretation or indication of the result.

1.2. Additional Definitions

. Certain additional capitalized terms are defined below in the body of this Agreement.

2. HIV Barrel Product: Exclusive Licenses and Manufacturing and Distribution Arrangements.

2.1. Exclusive Right to Manufacture

. Inverness, on and subject to the terms and conditions contained herein, hereby grants to Chembio and Chembio hereby accepts from Inverness an exclusive worldwide license during the Term under the Inverness Lateral Flow Patents to manufacture the HIV Barrel Product solely for sale to Inverness. Chembio shall manufacture the HIV Barrel Product itself or may subcontract the manufacture of the HIV Barrel Product to the extent permitted by applicable law, but may not sublicense such manufacturing right. If Chembio subcontracts the manufacture of the HIV Barrel Product, Chembio shall enter into a written agreement with such manufacturer consistent with the terms of this Agreement and shall remain primarily liable for breach of this Agreement by the manufacturer.

2.2. Exclusive Right to Purchase and Exploit

. Chembio, on and subject to the terms and conditions contained herein, including, without limitation, Section 3(d) hereof, hereby grants to Inverness and Inverness hereby accepts from Chembio the exclusive right to purchase from Chembio and the exclusive right and license under any and all of the Chembio IP to Exploit, throughout the entire world, during the Term, the HIV Barrel Product and may do so utilizing Inverness Trademarks. This right shall be deemed to include a grant to Inverness of the right and license to sell through any Affiliate of Inverness and through Distributors of Inverness or of any Affiliate of Inverness.

(a) Except as provided in Section 2.2(b), 2.2(c), 2.2(d), and 2.2(e), for so long as the right set forth in Section 2.2 above remains exclusive, (i) each of Chembio and SDS shall not, by itself or with one or more Third Parties, manufacture, have manufactured or Exploit any consumable or other device, kit, composition or method that competes with the HIV Barrel Product; and (ii) Chembio shall not, by itself or with one or more Third Parties, manufacture, have manufactured or Exploit any consumable or other device, kit, composition or method that competes with any New Chembio HIV Product for which Inverness is granted the right of Exploitation pursuant to Section 2.2(c). This provision shall not be applicable to the HIV Cassette Product or the SDS HIV Cassette Product, both of which are the subject of a Related Document, nor does this provision restrict either Party in its product development activities.

(b) Inverness agrees that Chembio may engage in research and development efforts pertaining to a New HIV Barrel Product. In the event that Chembio wishes to otherwise Exploit a New HIV Barrel Product, Chembio shall offer to manufacture such New HIV Barrel Product for exclusive sale to Inverness and Inverness may, in its sole discretion, agree to include such New HIV Barrel Product as an HIV Barrel Product subject to this Agreement, in which event such New HIV Barrel Product will be treated as an HIV Barrel Product for all purposes of this Agreement. Chembio understands and agrees that should Inverness reject such inclusion of the New HIV Barrel Product, Chembio shall not Exploit the New HIV Barrel Product during the Term.

(c) In the event that Chembio wishes to Exploit a New Chembio HIV Product, Chembio shall provide Inverness with the first right of refusal on the right to market and distribute the New Chembio HIV Product worldwide. As such, Chembio shall not Exploit any New Chembio HIV Product unless Chembio has first provided Inverness with written notice of its desire to Exploit such Product. Such notice shall be accompanied by information relating to the New Chembio HIV Product reasonably necessary for Inverness to evaluate whether it wishes to market and distribute such product, including a product specification, performance data, and details of the cost and estimated availability for the New Chembio HIV Product. Within thirty (30) days after receipt of such notice, Inverness shall provide Chembio with written notice as to whether it wishes to negotiate marketing and distribution rights for the New Chembio HIV Product; if Inverness fails to provide such notice, Inverness’ right of first refusal shall lapse. If Inverness gives such notice, Chembio and Inverness shall negotiate in good faith for a period of at least 90 days (or such longer period as may be agreed in writing) and shall each use reasonable efforts to reach agreement as to the terms on which Inverness may market and distribute such New Chembio HIV Product. In the event that Inverness and Chembio fail to reach agreement by the end of such 90 day period, Chembio may Exploit the New Chembio HIV Product itself, or may enter discussions with any Third Party for the purpose of allowing such Third Party to Exploit such New Chembio HIV Product, provided that Chembio shall not conclude any agreement with a Third Party for the Exploitation of a New Chembio HIV Product on terms that are materially more favorable than the terms offered to Inverness. If Chembio wishes to conclude such an agreement with a Third Party on materially more favorable terms, Chembio shall provide a written copy of such more favorable terms to Inverness. If, within 14 days after receipt of such more favorable terms Inverness provides written acceptance of such terms to Chembio, Chembio shall enter an agreement to Exploit the New Chembio HIV Product with Inverness on the more favorable terms. For the avoidance of doubt, Chembio’s right to Exploit the New Chembio HIV Product itself or with a Third Party pursuant to this paragraph (either because Inverness has allowed its first right of refusal to lapse or because the parties have failed to reach agreement on terms) shall not be construed, in the event that the New Chembio HIV Product infringes the Inverness Lateral Flow Patents, as a license to the Inverness Lateral Flow Patents.

(d) Chembio represents and warrants that: (i) Chembio has previously granted licenses under the Chembio IP to, and/or entered into agreements regarding the HIV Barrel Product with, those companies and for those territories listed in Schedule K (the “Existing Chembio Agreements”); and (ii) complete and accurate copies of the Existing Chembio Agreements are set forth on Schedule K; and (iii) the Existing Chembio Agreements set forth the only licenses or rights Chembio has granted to any Third Party under the Chembio IP or related to the HIV Barrel Product. Subject to the truth of the foregoing representation and warranty, SDS and Inverness acknowledge the existence of the Existing Chembio Agreements. Chembio will use commercially reasonable efforts to terminate the Existing Chembio Agreements at the earliest time permitted thereunder without breach by Chembio.

(e) Inverness agrees that, for a period of up to one (1) year from the Effective Date, Chembio may manufacture the HIV Barrel Product and sell such HIV Barrel Product to Bio-Rad Laboratories, Inc. (“Bio-Rad”) for Exploitation of such product by Bio-Rad in Mexico, and only Mexico, and accordingly, Inverness hereby grants to Chembio a non-exclusive, royalty-bearing, license, under the Inverness Lateral Flow Patents, solely for the foregoing purpose, for a period of one (1) year from the Effective Date. Such license shall be subject to the payment of royalties by Chembio pursuant to Section 5.6.

2.3. Exclusive License to SDS Patents

. SDS, on and subject to the terms and conditions contained herein, including, without limitation, Sections 2.3(a) and 3(d) hereof, hereby grants to Inverness and Inverness hereby accepts a worldwide, exclusive (even with respect to SDS), royalty-bearing license, under any and all SDS Patents, to Exploit the HIV Barrel Products manufactured by Chembio hereunder. For clarity, no license is granted by SDS to Inverness to Exploit in any way any product other than the HIV Barrel Product manufactured by Chembio hereunder.

(a) SDS represents and warrants that (i) SDS has previously granted licenses under the SDS Patents to those companies and for those territories listed in Schedule J (the “Existing SDS Agreements”); (ii) complete and accurate copies of the Existing SDS Agreements are set forth on Schedule J; and (iii) the Existing SDS Agreements are the only valid and existing licenses or rights SDS has granted to any Third Party under the SDS Patents that could be used for detection of HIV antibodies. Subject to the truth of the foregoing representation and warranty, Chembio and Inverness acknowledge the existence of the Existing SDS Agreements. SDS will use commercially reasonable efforts to terminate the Existing SDS Agreements at the earliest time permitted thereunder without breach by SDS.

2.4. Exclusivity an Essential Term

. Subject to Sections 2.2(d) and 2.3(a) hereof, the foregoing rights and licenses are exclusive to Inverness in connection with marketing, distributing and selling, and exclusive to Chembio in connection with manufacturing, and neither SDS nor Chembio shall utilize or practice, or grant any rights to any Third Party under the SDS Patents (in the case of SDS) or the Chembio IP (in the case of Chembio) in the Barrel Field. Chembio and SDS acknowledge and agree that such exclusivity is of critical importance to Inverness, and that without such exclusivity, Inverness would not have entered into this Agreement.

2.5. Patent Marking

. Inverness will include the patent numbers of the SDS Patents and indicate SDS’s ownership of such patents on the packaging for all HIV Barrel Products, as set forth in Section 8.4.

2.6. Treatment of New HIV Barrel Product

. In the event that Inverness agrees to market a New HIV Barrel Product as an HIV Barrel Product as set forth in Section 2.2(b), SDS shall share in the revenues from such New HIV Barrel Product in accordance with Section 5.3 on the same basis as the sharing of revenues from the HIV Barrel Product, provided that SDS either (i) acknowledges that the New HIV Barrel Product does not constitute an infringement of the SDS Patents, or (ii) agrees to include such New Barrel Product within the license granted to Inverness in Section 2.3 and the license granted to Chembio in the Joint Exploitation Agreement.

2.7.  Inverness Licenses

. The parties acknowledge that contemporaneously herewith, Inverness is granting to each of SDS and Chembio, pursuant to separate agreements, a license with respect to the exploitation of the Inverness Lateral Flow Patents for certain uses other than HIV Barrel Products. It is understood that SDS and Chembio shall be entitled to receive copies of the agreements entered into by Inverness with the other Party and any amendments as if and when effected.

2.8. Termination of Licenses Upon Challenge of Validity

. In all jurisdictions where such agreement is permitted by law, and to the maximum extent so permitted: (a) SDS and Chembio each agrees not to Challenge any Patent Rights of Inverness or its Affiliates in the Inverness Lateral Flow Patents listed on Schedule F; (b) Inverness and Chembio each agrees not to Challenge the Patent Rights in the SDS Patents licensed hereunder, and (c) Inverness and SDS each agrees not to Challenge the Patent Rights in the Chembio Listed Patents. In addition to the foregoing, and whether or not the foregoing prohibition is permissible or otherwise enforceable, in the event that Inverness Challenges any Patent Rights in the SDS Patents licensed hereunder or any Patent Rights in the Chembio Listed Patents, or in the event that either SDS or Chembio Challenge any Patent Right of Inverness or its Affiliates in the Inverness Lateral Flow Patents listed on Schedule F, or SDS Challenges any Patent Rights in the Chembio Listed Patents or Chembio Challenges any Patent Rights in the SDS Patents licensed hereunder, the Party whose right is Challenged shall have the right, in its sole discretion and immediately on written notice to terminate this Agreement for cause. In the event that such termination arises: (a) due to Challenge by Inverness, Section 13.4 shall apply; (b) due to Challenge by Chembio, Section 13.5 shall apply; and (c) due to Challenge by SDS, the license set forth in Section 2.3 shall automatically become perpetual, irrevocable, fully paid-up and royalty free, and SDS shall no longer be entitled to any share of Net Sales of HIV Products pursuant to Section 5.3, which share of Net Sales shall be split equally between Chembio and Inverness. Each Party shall cause its Affiliates to refrain from any Challenge that the Party agrees not to make and the consequences of a Challenge by a Party’s Affiliate shall be the same as a Challenge by the Party itself.

3. Non-Competition; Termination of Exclusivity.

(a) Subject to Section 3(c), during the Term, Inverness and its Affiliates shall not Exploit any Visual-Read HIV Test that detects antibodies to HIV I and/or HIV II in the Barrel Field. Inverness acknowledges and agrees that the exclusivity resulting from this Section is of critical importance to SDS and Chembio and that without such agreement not to compete, SDS and Chembio would not have entered into this Agreement.

(b) The Inverness covenant not to compete set forth in Section 33 shall not prevent Inverness from licensing any Inverness Lateral Flow Patent to any Third Party for any purpose, nor from manufacturing any diagnostic device outside the Barrel Field on behalf of itself or any Third Party.

(c) The Inverness covenant not to compete set forth in Section 33 shall not prevent Inverness or its Affiliates from competing with any HIV Product by Exploiting any product that is not a Visual-Read HIV Test in the Barrel Field (a “Permitted Competing Product”). Without limitation of the foregoing, any Visual-Read HIV Test that does not fall within the Barrel Field, whether or not Exploitation of such Visual-Read HIV Test by a Third Party would infringe the Inverness Lateral Flow Patents, is a Permitted Competing Product. Inverness shall give SDS and Chembio written notice of its intention to Exploit a Permitted Competing Product. Such notice shall be given by Inverness by the later of: (i) 60 days before such Permitted Competing Product is first shipped by Inverness to a US customer or distributor, and (ii) the time that Inverness is first able to give such notice without violation of applicable law, regulation, agreement, or the rules of any securities exchange on which its securities are listed, taking into account that such notice would be Confidential Information of Inverness hereunder. SDS and Chembio specifically acknowledge that nothing in this Agreement shall be construed as limiting Inverness’ right to acquire, develop, import, sell and/or manufacture Permitted Competing Products.

(d) At any time after receipt of notice from Inverness pursuant to Section 3(c) or after First Commercial Sale of a Permitted Competing Product, Chembio and SDS may by joint written Non-Exclusivity Notice to Inverness (a “Non-Exclusivity Notice”), convert Inverness’s exclusive right to distribute the HIV Product into a non-exclusive right. In the event that Chembio and SDS validly exercise their right to issue a Non-Exclusivity Notice, with effect from the giving of such notice Inverness shall grant and agrees to grant to Chembio and SDS a perpetual, non-exclusive, royalty-bearing, worldwide license, under the Inverness Lateral Flow Patents, to manufacture or have manufactured, and Exploit the HIV Product, with royalties of eight and one-half percent (8.5%) of Net Sales in the United States and five percent (5%) of Net Sales in the Rest of the World. This license may not be sublicensed or delegated, but shall be deemed to include a grant to SDS and Chembio of the right and license to sell through any Affiliate of Chembio and/or SDS and through Distributors of Chembio and/or SDS.

(e) Notwithstanding anything in this Section 3 to the contrary, Inverness’s continued sales outside the United States of products outside the Barrel Field for which a First Commercial Sale has been made as of the Effective Date of this Agreement, and improvements to such products, that compete with the HIV Products (whether or not they constitute Visual-Read HIV Tests and/or are within the scope of the claims of any of the Inverness Lateral Flow Patents) shall not trigger Inverness’s loss of exclusivity hereunder.

(f) For the avoidance of doubt, Inverness may right to acquire, develop, import, sell and/or manufacture any competing product (whether or not a Permitted Competing Product) without loss of its exclusivity pursuant to Section 3(d) if Chembio breaches its obligation to supply Inverness’ requirements for HIV Products hereunder, but only during the period that such breach remains uncured.

4. Limits to Scope of Inverness Licenses

(a) The parties acknowledge that: (a) the HIV Products may be divided into the “Existing Products”, meaning the HIV Barrel Product as it exists on the Effective Date, and the “Future Products”, meaning the New HIV Barrel Product and any modifications to, or future versions of, the HIV Barrel Product or New HIV Barrel Product made after the Effective Date; and (b) the Inverness Lateral Flow Patents may be divided into “Current Lateral Flow Patents” and “Future Lateral Flow Patents”. The “Current Lateral Flow Patents” are: (i) the patents and patent applications on Schedule F; (ii) any continuations and divisionals of the patents and patent applications on Schedule F; (iii) any continuations-in-part of the patents and patent applications on Schedule F to the extent the claims thereof are directed to subject matter specifically described in (i) and (ii) above; and (iv) any foreign counterparts of the patents and patent applications described in (i), (ii) and (iii) above. The “Future Lateral Flow Patents” means any continuation-in-part of the Current Lateral Flow Patents not described in (iii) above, and any foreign counterpart of such continuation-in-part. All licenses granted by Inverness in this Agreement grant licenses to the Current Lateral Flow Patents with respect to both Existing Products and Future Products. The licenses granted by Inverness in this Agreement grant licenses to Future Lateral Flow Patents: (a) for Existing Products; and (b) for Future Products, but only with respect to claims in the Future Lateral Flow Patents that are infringed by the making, using, selling or importing of any Existing Product. Otherwise, Inverness grants no right or license to any Future Lateral Flow Patents under this Agreement, including without limitation any license to any Future Lateral Flow Patent except as described in the foregoing sentence.

(b) The Parties acknowledge that any licenses to the Inverness Lateral Flow Patents are subject to the limitation that the Charlton Lateral Flow Patents (as described on Schedule F) are not licensed for the Over-The-Counter market; such Charlton Lateral Flow Patents are licensed only with respect to products for sale through any channels for use by licensed professional health-care providers (including hospitals, physicians acting as such and licensed professional health-care centers).

5. Royalties and Payments.

5.1. Exclusive Payment Arrangements

. This Article 5 describes the manner in which the Parties will share revenues derived from the sale of HIV Barrel Products. Except as otherwise set forth in Section 13.4, no other fees, payments or royalties are due from any Party to any other Party with respect to the licenses and rights set forth in this Agreement.

5.2. Pricing of HIV Products

. Subject to the limitations set forth in this Article 5, each Party that sells any HIV Products hereunder may set the prices at which it sells such HIV Products in its sole and absolute discretion.

5.3. Inverness Sale of HIV Barrel Products - Division of Net Sales

(a) The Parties shall share Net Sales of HIV Barrel Products in accordance with the formula set forth on Schedule M.

(b) Notwithstanding Schedule M, in no event shall Chembio be required to supply HIV Products where the total return to Chembio and SDS (Costs and profit share) would be less than 115% of Costs, unless all three Parties agree.

(c) Shares of Net Sales will be separately calculated and reported on a quarterly basis, and not on an order-by-order basis.

5.4. Payments for HIV Products

. Inverness shall pay Chembio and SDS in accordance with the following procedure:

(a) From the Effective Date until the end of the second full calendar quarter after the Effective Date, the parties agree that the estimated per-unit amount representing Chembio’s Costs for HIV Products to be supplied by Chembio to Inverness (“Deemed Cost”) shall be the amount set forth on Schedule N, and the estimated per-unit amount representing Inverness’ Net Sales for HIV Products sold by Inverness (“Deemed Price”) shall be the amount set forth on Schedule N. For the remainder of the Term, the Deemed Cost and Deemed Price shall be adjusted each quarter based on the actual per-unit Cost of HIV Products, and the actual per-unit Net Sales for HIV Products, in the latest quarter for which actual Costs and Net Sales have been reported pursuant to Section 5.7.

(b) Each shipment of HIV Products by Chembio shall be accompanied by an invoice, in a form reasonably satisfactory to Inverness, for the HIV Products in the shipment at the then-current Deemed Cost (as hereinafter defined). Within thirty (30) days of receipt of a duly issued invoice for HIV Barrel Product shipped by Chembio in accordance with this Agreement, Inverness shall pay, for such HIV Barrel Products: (i) to Chembio the Deemed Cost of such HIV Barrel Products, and any additional amount due to Chembio pursuant to Schedule M, based on the then-current Deemed Cost and Deemed Price; and (ii) to SDS, any amount due to SDS pursuant to Schedule M, based on the then-current Deemed Cost and Deemed Price.

(c) Any adjustments to actual Costs for overpayments or underpayments made by Inverness shall be made pursuant to the quarterly accountings set forth in Section 5.7. For purposes of these calculations, Cost of HIV Product will be matched to sales on a FIFO basis.

5.5. Payment by Inverness for Samples

. Provided that actual Costs do not differ unreasonably from the Deemed Cost set forth herein, Inverness shall pay Chembio 110% of the Costs associated with the manufacture by Chembio of HIV Products that are used by Inverness for demonstrations, testing, clinical trials, sample and compassionate or similar use.

5.6. Royalties Payable by Chembio on Inverness Lateral Flow Patents

. With respect to sales made by Chembio and its Affiliates pursuant to Sections 2.2(e), 3(d), and 13.4, Chembio shall pay Inverness a royalty of five percent (5%) of Net Sales of HIV Products sold by Chembio and its Affiliates in Developing Countries, and eight and one-half percent (8.5%) of Net Sales of HIV Products sold by Chembio and its Affiliates in the Rest of the World excluding Developing Countries. For the purposes of this paragraph, HIV Products are “sold” in a particular region, such as a Developing Country, when a sale is made to a Distributor that is located in such region; provided, however that Inverness reserves the right to charge the higher royalty rate if it can reasonably show that a Distributor located in a Developing Country is selling HIV Products to a purchaser located in a non-Developing Country and Inverness shall charge the lower royalty rate if Chembio can reasonably demonstrate that its Distributor or purchaser located in a non-Developing Country has purchased goods for sale or distribution in a Developing Country.

(a) No royalties shall be payable unless the HIV Product infringes a Valid Claim of the Inverness Lateral Flow Patents in the country in which the HIV Product is manufactured or the country in which the HIV Product is sold.

(b) Only one royalty shall be due Inverness for any HIV Product regardless of the number of Valid Claims of the Inverness Later al Flow Patents that would be infringed.

(c) The obligation to pay royalties on Net Sales of HIV Product shall be imposed only once with respect to each HIV Product, even if such HIV Product is sold more than once in the course of its transfer to the ultimate end-user.

(d) The above royalties on HIV Products are not payable by Chembio with respect to HIV Products distributed by Inverness, for which the revenue sharing arrangements set forth in Section 5.3 are the sole and exclusive payment arrangements between the parties.

5.7. Reporting and Calculation of Payments.

(a) For any calendar quarter for which payments under Section 5.3 are due to Chembio and SDS, Inverness shall deliver to Chembio and SDS, within sixty (60) days after the end of such calendar quarter, reasonably detailed written accountings of Net Sales of the HIV Products during such calendar quarter. Such report shall indicate Net Sales on a country-by-country and HIV Product-by-HIV Product basis (and not on an order-by-order basis).

(b) Within seventy-five (75) days of the end of each calendar quarter during the Term, Chembio shall deliver to Inverness and SDS a complete and accurate accounting of all Costs and a determination of the cost per unit for all HIV Products sold to Inverness pursuant to this Agreement. The Costs reflected shall be the basis for adjustments to payments of Cost to Chembio pursuant to Section 5.4 and the payment of profit shares to Chembio and SDS by Inverness pursuant to Schedule M. The per-unit allocation of Costs to products sold shall be determined on a FIFO basis. Cost so determined shall remain in effect until the next such accounting.

(c) Within ninety (90) days after the end of any calendar quarter for which reports have been delivered pursuant to sub-paragraphs (a) and (b) above, Inverness shall deliver Chembio and SDS a report showing the calculation of the amounts due to Chembio and SDS pursuant to Schedule M, and any payments to be made hereunder. Such payments may be payable from either Inverness, SDS or Chembio, depending on whether Chembio and SDS have been underpaid or overpaid pursuant to the procedure set forth in Section 5.4. The Party due to make such payments shall make them no later than seven days after delivery of such report. With respect to Net Sales invoiced in a currency other than United States Dollars, Net Sales and royalties payable shall be expressed in their United States dollar equivalent, calculated using an average exchange rate for buying United States dollars published by The Wall Street Journal during the calendar quarter. All payments due to any Party hereunder shall be made from the United States in United States dollars by transfer to such bank account as such Party may designate.

(d) For any calendar quarter for which payments are due under Section 13.4(c) to Inverness, the Party owing such payment (the “Payer”) shall deliver to Inverness (the “Payee”), within forty-five (45) days after the end of such calendar quarter, reasonably detailed written accountings of Net Sales of the applicable products during such calendar quarter. Such report shall indicate Net Sales on a country-by-country and HIV Product-by-HIV Product basis, and the calculation of the amounts due to Chembio and SDS pursuant to Schedule M or royalty due to Inverness (if applicable) and payments to be made hereunder, with the amounts due to Chembio pursuant to Schedule M to be reduced by the amounts already paid to Chembio as Deemed Costs of HIV Products pursuant to Section 5.4. When the Payer delivers such accountings, it shall also deliver all payments due under this Agreement to the Payee or Payees for such calendar quarter. With respect to Net Sales invoiced in a currency other than United States Dollars, Net Sales and royalties payable shall be expressed in their United States dollar equivalent, calculated using an average exchange rate for buying United States dollars published by The Wall Street Journal during the calendar quarter. All payments due any Payee hereunder shall be made from the United States in United States dollars by transfer to such bank account as the Payee (as applicable) may designate.

(e) Chembio shall keep complete and accurate records of the latest two (2) years of Costs of HIV Products sold to Inverness hereunder. For the sole purpose of verifying Costs to be reimbursed to Chembio, Inverness and SDS shall have the right once per calendar year to retain an independent certified public accountant, selected by Inverness and SDS and reasonably acceptable to Chembio, to conduct an Audit in the location(s) where such records are maintained upon twenty (20) days prior written notice and during regular business hours, with all information disclosed being deemed Confidential Information hereunder. The cost of the Audit shall be paid by the Party requesting the Audit. Such Audit shall be completed within thirty (30) business days, subject to extension by the auditor if the auditor reasonably determines in good faith that data or information it requires is not available and identifies the data or information required. Results of such review shall be made available to Chembio, SDS and Inverness. Inverness shall recalculate the payments made to the Parties and any Party overpaid shall promptly reimburse any underpaid Party. If a recalculation of Costs is equal to or greater than five (5%) percent of the correctly-calculated Costs, the Party requesting the Audit shall be entitled to have Chembio pay the reasonable out-of-pocket costs incurred by SDS and/or Inverness to retain such independent certified public accountant to conduct such review.

(f) Each Payer shall keep complete and accurate records of the latest two (2) years of sales of HIV Products to which royalties or shares of Net Sales attach hereunder. For the sole purpose of verifying payments due to a Payee, said Payee shall have the right, once per calendar year, to retain an independent certified public accountant, selected by said Payee and reasonably acceptable to the Payer, to conduct an Audit in the location(s) where such records are maintained upon twenty (20) days prior written notice and during regular business hours, with all information disclosed being deemed Confidential Information of the Payer. Such Audit shall be completed within thirty (30) business days, subject to extension by the auditor if the auditor reasonably determines in good faith that data or information it requires is not available and identifies the data or information required. Whichever Party requests the Audit shall bear the costs thereof. Results of such review shall be made available to the Payer and the relevant Payees. If the Audit reflects an underpayment of amounts due, such underpayment shall be promptly remitted to the appropriate Payee by the Payer. If the underpayment is equal to or greater than five (5%) percent of the amount that was otherwise due, the Payee shall be entitled to have the Payer pay the reasonable out-of-pocket costs incurred by the Payee to retain such independent certified public accountant to conduct such review.

(g) Whenever reports upon which payments are based are to be made by any Party, they shall be certified as correct by the Chief Financial Officer of the Party. In addition, to the extent required of a Party by the provisions of the Sarbanes-Oxley Act, each of the Parties shall make available information as may be required for proper certification in accordance with Section 404 and any rules promulgated thereunder.

5.8. Reimbursable Costs

. During the term the Parties acknowledge that certain expenses may be incurred for which another Party has expressly assumed responsibility in this Agreement. In such circumstances, the responsible Party shall reimburse the Party that incurs the expenses within thirty (30) days after receipt of an invoice reflecting the amount of the expense incurred. The Parties will use their best efforts to quantify reimbursable expenses before they are incurred.

6. Regulatory and License Matters.

6.1. Facility Registration/Inspections

. Chembio shall, if it has not done so prior to the Effective Date, register, at its expense, with FDA, in accordance with the Act, each establishment in which it intends to manufacture any HIV Product and maintain, at its expense, all such establishment registrations during the term of this Agreement. Chembio shall permit FDA and Inverness to inspect each such establishment for purposes of verifying Chembio’s compliance with the Act, including GMPs and QSRs, and for purposes of verifying that all items being manufactured by Chembio for sale to Inverness hereunder are being manufactured in accordance with the applicable Specifications; Inverness’ participation in such inspections shall be at Inverness’ cost. Any such inspection by Inverness shall be conducted upon reasonable advance notice to Chembio during the normal business hours of the facility to be inspected. Chembio acknowledges and agrees that no inspection by Inverness pursuant to this Section 6.1 shall relieve or diminish any of Chembio’s obligations hereunder.

6.2. Regulatory Filings

. The parties agree to share responsibility for (1) obtaining and maintaining, and (2) paying for the obtaining and maintaining of, regulatory approvals required for the lawful distribution and sale of HIV Products in the applicable territories, as follows:

(a) Chembio shall pay for all regulatory approvals in effect as at the Effective Date, including the costs of the CLIA waiver;

(b) Chembio shall use commercially reasonable efforts to obtain, and shall pay for the costs of obtaining and maintaining, ISO 13.485 certification and CE marking for the HIV Products, provided that such costs of CE marking are commercially reasonable;

(c) Inverness shall be responsible for obtaining and maintaining regulatory approvals (to the extent that such approvals have not already been obtained as at the Effective Date) for all countries other than the United States, provided that Chembio and SDS shall cooperate and provide supporting materials for such regulatory approvals as reasonably requested by Inverness, and Chembio and SDS shall bear their own costs of so doing;

(d) the parties specifically acknowledge that they have not reached an agreement herein as to who shall be responsible for OTC regulatory costs, but do agree that they shall negotiate in good faith on the issue of which parties shall be responsible for obtaining and maintaining, and paying for the costs of obtaining and maintaining, regulatory approval for sale of HIV Products in the U.S. over-the-counter market.

6.3. Authorization for Sales in European Union

. Inverness, at its expense, with assistance of Chembio, shall use commercially reasonable efforts to prepare and submit an application for regulatory approval to distribute and sell the HIV Barrel Product in the European Union countries. Inverness shall seek similar authorization in the Rest of the World, to the extent Inverness deems such authorization appropriate in its reasonable commercial judgment, for the right to distribute and sell the HIV Barrel Product.

6.4. Bio-Rad Laboratories, Inc.

Inverness shall use reasonable commercial efforts to obtain and maintain licenses for any and all intellectual property necessary from Bio-Rad Laboratories Inc. to permit Inverness to Exploit the HIV Products, provided any license fees or royalties payable may be deducted from gross sales pursuant to sub-paragraph (vi) of the definition of “Net Sales” as set forth herein. Inverness is aware of the royalties requested by Bio-Rad Laboratories, Inc. and agrees that it will pay appropriate royalties if a license can be obtained.

7. Manufacture and Sale.

7.1 Chembio Efforts

. Chembio shall use commercially reasonable efforts to manufacture the HIV Product and to supply all of Inverness’ requirements for such product, in accordance with the published specifications for each such HIV Product (the “Specifications”) and the supply requirements and limitations set forth in this Section 7.

7.2  Forecasts

. During the Term, Inverness shall provide Chembio, on a quarterly basis, with forecasts of Inverness’s anticipated orders for the HIV Barrel Product during the succeeding three (3) quarters. The initial forecast shall be produced and delivered by Inverness to Chembio by the later of 60 days after the Effective Date or 60 days after the CLIA waiver is obtained. Chembio hereby acknowledges and agrees that Inverness shall have the right to revise any quarterly forecast issued pursuant to this Section at any time upon notice given to Chembio not less than three months before the forecast delivery date for any products; any forecasts for delivery less than three months from the forecast date shall be binding on both parties. Inverness shall issue purchase orders and accept delivery of not less than ninety (90%) percent of the forecast quantity. Chembio shall not be required to timely deliver more than one hundred and twenty-five (125%) percent of the forecast quantity, but shall deliver not less than 100% of the quantity required by Inverness’ binding forecasts. Chembio shall forward to SDS a copy of all forecasts received from Inverness within five (5) business days of receipt thereof.

7.3 Purchase Orders

. All sales and purchases of the HIV Barrel Product, if any, hereunder shall be initiated pursuant to Inverness’s purchase order for the same placed with Chembio. Such purchase orders shall include relevant details of the order such as quantity, the current Costs of each HIV Barrel Product, destination, billing and shipping information, and requested delivery date(s) (a “Purchase Order”). Chembio shall accept Purchase Orders by written notice to Inverness within five (5) days of receipt. In the event that Chembio cannot comply with a delivery date requested by Inverness in any Purchase Order, Chembio may request an alternative delivery date, which shall be not more than forty-five (45) days after the date requested by Inverness. Any terms and conditions contained in any Purchase Order or written acceptance of a Purchase Order, invoice or other writing delivered by Chembio to Inverness or by Inverness to Chembio that are inconsistent with the terms and conditions of this Agreement shall be null and void and of no effect unless agreed to in a writing executed by an authorized representative of Inverness and Chembio. At any time up to ten (10) days prior to the delivery date set forth in any Purchase Order, Inverness may issue an alteration to a Purchase Order in order to (i) change a location for delivery, (ii) correct typographical or clerical errors, or (iii) reschedule a delivery. In such event, Inverness shall reimburse Chembio for all reasonable resulting costs incurred by Chembio and notified by Chembio to Inverness within seven (7) days after alteration of the purchase order. Chembio shall forward to SDS a copy of all Purchase Orders or alternatives thereof within five (5) business days of receipt thereof.

7.4 Shipment Terms

. HIV Barrel Product ordered by Inverness shall be shipped FOB, point of manufacture, with the carrier and to the destination specified in the Purchase Order.

7.5 Acceptance

. Within twenty (20) days after receipt of the HIV Barrel Product, Inverness shall inspect and, in its discretion, test the HIV Barrel Product to determine whether they conform in all material respects to the Specifications. In the event an HIV Product does not so conform, Inverness may within such twenty (20) day period (i) continue to test the HIV Barrel Product, or (ii) return the non-conforming HIV Product and Documentation to Chembio, at Chembio’s expense, and any amounts paid by Inverness for the HIV Barrel Product returned shall be refunded by Chembio to Inverness. If Inverness does not return a non-conforming HIV Product within such twenty (20) day period, it is deemed accepted.

7.6 Sales Effort

. Inverness shall use commercially reasonable efforts to launch, promote, develop a demand for the HIV Barrel Product, and to Exploit the HIV Barrel Products to the markets for which regulatory approvals have been obtained throughout the applicable territory and perform such responsibilities diligently, with the objective of maximizing the sales potential of those products and promoting the benefits thereof in the most commercially beneficial manner.

7.7 Inverness Responsibilities; Rights

. In connection with its responsibilities for distribution, marketing and sales of the HIV Products (as permitted in this Agreement), Inverness shall provide all sales force (including, without limitation, sales administration and training), order entry, customer service, reimbursement management, medical affairs, medical information, marketing (including all advertising and promotional expenditures), warehousing, physical distribution, invoicing, credit and collections, production forecasting and other related facilities and services as it deems necessary or desirable for such distribution, marketing and sales.

7.8 Marketing Plans and Budgets

. Inverness shall prepare proposed marketing and promotional plans for each of the HIV Products (as permitted in this Agreement), which shall include plans related to the prelaunch, launch, promotion and sales of the HIV Products and which shall include but not be limited to pricing strategy, sales targets, forecasts for the number of sales representatives, copies of promotional materials and a reasonably descriptive overview of the marketing and advertising campaigns proposed to be conducted (the "Marketing Plans"). Inverness shall review the proposed Marketing Plans with Chembio and SDS as soon as practicable after preparation and as frequently as may be required based upon Inverness’ usual marketing campaign cycles, but in no case less that once each calendar year during the Term. Inverness shall consider comments from Chembio and SDS on the Marketing Plans in good faith, but Chembio and SDS shall have no right of approval with respect to such Marketing Plans. Inverness shall meet with Chembio and SDS at their request but no more than on a quarterly basis to discuss sales activity and results in each market segment.

8. Trademarks

8.1. Trademark License

. Inverness hereby grants Chembio a non-exclusive, non-transferable license to use the Inverness Trademarks, but only for the purpose of labeling and packaging the HIV Products for sale to Inverness. All such use of the Inverness Trademarks shall inure to the benefit of Inverness. Chembio shall not use or alter such marks in a manner which may jeopardize or diminish Inverness’s rights to use them, and all notices of rights therein and all notices of any patent and/or patent pending rights to the HIV Products shall be clearly designated in all written materials in which such marks are used.

8.2. Compliance with Law; Registration

. Chembio, in using Inverness’s trademarks, shall use such marks and/or names only in such manner as will comply with the provisions of applicable trademark laws. Any and all trademark applications which are filed in any jurisdiction for a Party’s trademarks shall be filed by that Party and that Party shall bear all costs incurred in connection with such trademark applications and registrations. No trademark costs incurred by Chembio shall be included in Costs.

8.3. Termination

. The license granted under Section 8.1 shall terminate upon any termination of this Agreement, and thereafter neither Party shall use the other Party’s trade names, service marks, or trademarks except in connection with sale by Inverness of HIV Products purchased prior to the termination of this Agreement.

8.4. Labeling

. Inverness shall develop, produce and provide all labeling for the HIV Products, subject to Chembio’s and SDS’ approval. All materials referring or relating to the HIV Products shall include the following in legible font: “Manufactured by Chembio Diagnostic Systems, Inc., Medford, NY for Inverness Medical Innovations under [patents no.s of SDS Patents] owned by StatSure Diagnostic Systems, Inc. [address] and, if applicable, [patent no.s of Inverness Lateral Flow Patents] owned or licensed by Inverness Medical Innovations, Inc.”

9. Prosecution and Enforcement of Licensed Intellectual Property.

9.1. Prosecution

. The owner of Intellectual Property Rights (the “Patent Owner”) (for example, Inverness in the case of the Inverness Lateral Flow Patents, Chembio in the case of the Chembio IP and SDS in the case of the SDS Patents) shall have the sole right to prepare, file, prosecute, obtain and maintain throughout the world, and otherwise take all Patent Prosecution Actions with respect to its Intellectual Property Rights as such Patent Owner shall deem to be appropriate in its discretion. Each Patent Owner shall pay all Patent Costs incurred by it in connection with the foregoing activities and such Patent Costs shall not be deemed Costs hereunder. If it becomes necessary or desirable, the other Parties shall fully cooperate with the Patent Owner, at the Patent Owner’s request and expense, in connection with all Patent Prosecution Actions; provided that no Party shall be obligated to provide such cooperation if, in its reasonable business judgment, such cooperation would be adverse to its interests outside this Agreement.

9.2. Enforcement of Licensed Patents

. The Patent Owner shall have the sole right to enforce and defend any of its Intellectual Property Rights licensed hereunder, at its own expense. Notwithstanding the foregoing, each of the Parties shall inform the other Parties promptly in writing of any alleged infringement, misuse or misappropriation by any Person of any Intellectual Property Rights licensed hereunder that affects the Exploitation of HIV Products or other products licensed hereunder, and the Parties shall reasonably consult with each other with respect to the strategy to resolve the alleged infringement, misuse or misappropriation. In the event that a Patent Owner shall initiate an infringement action or defend an action in accordance with this Section, the other Parties shall fully cooperate and supply such assistance as reasonably requested by the Patent Owner; provided that no Party shall be obligated to provide such cooperation if, in its reasonable business judgment, such cooperation would be adverse to its interests outside this Agreement.

10. Confidentiality.

10.1. Limited Disclosure and Use

. Each of Inverness, Chembio and SDS shall hold in confidence any Confidential Information disclosed by any other Party or otherwise obtained by such Party from any other as a result of this Agreement, and each of Inverness, SDS and Chembio shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. Without the prior written consent of the disclosing Party, a receiving Party shall not use, disclose, or distribute any Confidential Information, in whole or in part, except as required to perform such Party’s obligations or exercise such Party’s rights hereunder. Access to the disclosing Party’s Confidential Information shall be restricted to the receiving Party’s employees and agents, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the confidentiality of such Confidential Information.

10.2. Exceptions

. The obligations set forth in Section 10.1 shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by legally sufficient evidence: (i) now or hereafter, through no act or failure to act on the part of the receiving Party, is or becomes generally available; (ii) is known to the receiving Party at the time of receiving such Confidential Information and not subject to an obligation of confidentiality to a Third Party; (iii) is hereafter furnished to the receiving Party by a Third Party as a matter of right (and without violating any agreement with the disclosing Party) without restriction on use or disclosure; or (iv) is independently developed by the receiving Party without use of any Confidential Information received from the other Party. In addition, each receiving Party may disclose Confidential Information to the extent such disclosure is reasonably necessary to protect Intellectual Property Rights to which such Party has a license hereunder, to prosecute or defend litigation, to comply with applicable law or regulation, to obtain necessary or desirable regulatory approvals, to respond to a valid order of a court or other governmental body or any political subdivision thereof, or to conduct preclinical or clinical trials, provided that, other than with respect to disclosure for protecting Intellectual Property Rights, the receiving Party shall use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

10.3. Use of Name; Disclosure of Terms of the Agreement

. Except as authorized in Section 8 hereof or otherwise required by applicable law, regulation or the rules of any securities exchange on which such Party’s securities are listed, no Party shall use the names of the other Parties in any publicity or advertising without the prior written approval of the other Parties, except that any Party may disclose that they have entered into this Agreement. Except as may be required by applicable law, regulation or the rules of any securities exchange on which such Party’s securities are listed, no Party shall disclose any terms or conditions of this Agreement without the prior written consent of the other Parties, provided that a Party may disclose such terms and conditions to any Third Party with whom such Party has entered into or proposes to enter into a business relationship (including any transaction that would result in a permitted assignment in accordance with the terms and conditions of Section 15.11), provided any such Third Party is informed of the confidentiality restrictions herein with respect to such terms and conditions and agrees to abide by such restrictions.

10.4. Effect of Termination

. Each Party shall, upon termination of this Agreement, immediately discontinue use of the other’s Confidential Information. Within a reasonable time after termination of this Agreement, but in no event later than thirty (30) days thereafter, all materials containing such Confidential Information shall be returned by the receiving Party or (with the disclosing Party’s prior written consent) destroyed, provided, however, that each Party may retain copies of Confidential Information in which the Party has a licensed interest that survives termination (e.g., as provided in Section 13.4 through 13.7).

10.5. Survival

. The confidentiality obligations set forth in this Section 10 shall survive any termination or expiration of this Agreement in perpetuity .

11. Representations; Warranties.

11.1. Corporate Power

. Each Party represents to the other Parties that it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof. Each Party represents to the other that this Agreement constitutes a valid and binding agreement, enforceable against it in accordance with its terms.

11.2. No Default or Violation

. Each Party represents and warrants to the other Parties that the execution, delivery and performance of this Agreement does not (i) violate or require any registration, qualification, consent, approval, or filing under, (1) any law, statute, ordinance, rule or regulation, or (2) any judgment, injunction, order, writ or decree of any court, arbitrator, or governmental entity by which such Party or any of its assets or properties may be bound or (ii) except in the case of the Existing SDS Agreements and the Existing Chembio Agreements, conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of any obligations under, result in the vesting or enhancement of any other Person’s rights under, or result in the creation of any lien upon any of such Party’s properties, assets, or businesses pursuant to (x) its organizing documents or By-Laws or (y) any material indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which such Party is a Party or by which such Party or any of such Party’s properties or assets is bound.

11.3. Licensed Intellectual Property

. Each Party licensing any Intellectual Property Rights (a “Licensor”) to any other Party hereunder (a “Licensee”) represents and warrants to each such Licensee that: (a) it has the full right, title and authority to grant to Licensee the licenses granted hereunder; and (b) to the best of the Licensor’s knowledge and except as otherwise disclosed to the Licensee, all such licensed Patent Rights existing as of the Effective Date are valid and enforceable, and all patents, if any, issuing on any of the pending patent applications of the Patent Rights existing as of the Effective Date will be valid and enforceable.

11.4. Regulatory Matters

. Chembio represents and warrants to Inverness that, at the time when HIV Products are delivered, it will have obtained regulatory approval under the Act which is required to permit Chembio to manufacture the HIV Products and sell the HIV Products to qualified customers in the United States professional market for use by such customers in accordance with and subject to the limitations contained within the information contained within Schedule E hereof and information related to the HIV Products that is listed by the FDA. Chembio represents and warrants that, with respect to the manufacture of the HIV Products, Chembio will comply with the requirements of the Act, and to the best of its knowledge, all other applicable federal and state laws.

11.5. Product Quality

. Chembio represents and warrants that:

(a) Each unit of HIV Product sold to Inverness hereunder shall be manufactured in accordance with and shall comply, at the time of delivery to Inverness, in all material respects with the applicable Specifications therefor, shall perform as intended in all material respects, and shall otherwise be free from defects in material and workmanship; and each unit of HIV Product sold to Inverness hereunder will not, at the time of delivery, be adulterated or misbranded within the meaning of the Act or within the meaning of any jurisdiction in which the definitions of misbranding and adulteration are substantially the same as in the Act, nor will any such unit of HIV Product, at the time of delivery to Inverness, be an article which may not, under the Act, be introduced into interstate commerce.

(b) In the event any unit(s) of HIV Product does not conform with a warranty set forth in Section 11.5(a) applicable thereto, Inverness or an Affiliate of Inverness may return such unit(s) of HIV Product within twenty (20 days of its receipt to Chembio and, in the event Inverness or an Affiliate of Inverness does so, Chembio, within thirty (30) days of its receipt of the return, shall either; (a) refund or credit Inverness’s account in an amount equal to the purchase price paid by Inverness for such unit(s) of non-conforming HIV Product, as the case may be, plus freight and insurance charges incurred by Inverness and/or its Affiliate incident to the original and return shipment, as documented by Inverness, or (b) replace, without charge, the non-conforming unit(s) of HIV Product, as the case may be, with an equivalent number of like unit(s) HIV Product, as the case may be, conforming with the applicable warranties set forth in Section 11.5(a) and refund or credit Inverness’s account in an amount equal to said original and return freight and insurance charges incurred as documented by Inverness. The cost of returned units and freight and insurance charges hereunder shall not be included in Costs.

11.6. Exclusion of Other Representations and Warranties

. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. NO PARTY WARRANTS THAT THE OTHER PARTIES WILL RECEIVE ANY PARTICULAR AMOUNT, OR ANY, REVENUES OR PROFITS AS A RESULT OF ENTERING INTO THE BUSINESS ARRANGEMENTS DESCRIBED IN THIS AGREEMENT.

12. Indemnification

12.1. By Manufacturers

. Each Party that manufactures, either directly or through a contract manufacturer, any HIV Product hereunder (a “Manufacturer”) hereby agrees to indemnify, defend (using counsel selected by the Manufacturer which is reasonably acceptable to the other Parties) and hold harmless the other Parties, their Affiliates and their respective Distributors and customers, from and against any and all liabilities, losses, (exclusive of lost profits) damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and out-of pocket expenses) suffered or incurred which arise or result from: (i) the material breach of any warranty or representation of the Manufacturer contained in this Agreement; (ii) any Third Party claim of personal injury (including death) or property damage arising in connection with any HIV Product manufactured by or for the Manufacturer; (iii) any material failure by the Manufacturer to perform any of the covenants, agreements or obligations of the Manufacturer contained in this Agreement; or (iv) any Third Party claim alleging that the manufacture, use, sale, offer for sale, import or export of the HIV Products manufactured by or for the Manufacturer infringes the proprietary rights of the Third Party claimant.

12.2.  By Sellers

. Each seller of any HIV Product hereunder (a “Seller”) hereby agrees to indemnify, defend (using counsel selected by the Seller which is reasonably acceptable to the other Parties) and hold harmless the other Parties from and against any and all liabilities, losses (exclusive of lost profits), damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and out-of pocket expenses) suffered or incurred by the other Parties which arise or result from: (i) the material breach of any warranty or any representation of the Seller contained in this Agreement; (ii) any material failure by the Seller to perform any of its covenants, agreements, or obligations contained in this Agreement; or (iii) the promotion and sale by the Seller or any Affiliate or Distributor of the Seller of any HIV Product, except to the extent covered by the Manufacturer’s defense and indemnification obligations under Section 12.1.

12.3.  Notice of Claims

. Within thirty (30) days after a Person seeking indemnification hereunder (hereinafter the “Indemnified Party”) has received notice of or has acquired knowledge of any claim by any Person not a Party to this Agreement of the commencement or threatened commencement of any action or proceeding by any Person not a Party to this Agreement (“third party claim”) or has acquired knowledge of any other claim hereunder against another Party hereto (“first party claim”) the Indemnified Party shall, if such claim is indemnifiable by the other Party pursuant hereto (hereinafter the “Indemnifying Party”), give the Indemnifying Party written notice of such claim and the commencement or threatened commencement of such action or proceeding, if any. Such notice shall state the nature and basis of such claim, and, if ascertainable, the amount thereof. Notwithstanding the foregoing, the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party’s obligation to indemnify and, in the case of a third party claim, defend the Indemnified Party, except to the extent the Indemnifying Party has suffered damage or prejudice by reason of the Indemnified Party’s failure to give or delay in giving such notice. Within ten (10) business days of receipt of any notice issued by the Indemnified Party pursuant to this Section 12.3, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party acknowledges its indemnification obligation and, in the case of a third party claim, its defense obligation with respect to the claim which was the subject of the Indemnified Party’s notice or whether it disclaims such obligations. In the event the Indemnifying Party disclaims or fails to timely acknowledge its obligations with respect to any claim by the Indemnified Party relating to any third party claim, the Indemnified Party shall have the right to defend such claim, with counsel of its own selection, and compromise such claim without prejudice to its right to indemnification hereunder. In the event the Indemnifying Party timely acknowledges its obligations hereunder with respect to any third party claim, the Indemnifying Party shall defend the same with counsel in accordance with this Section. Where the Indemnifying Party shall have acknowledged in writing its obligations hereunder with respect to any third party claim, the Indemnified Party may, at its expense, participate in the defense of such third party claim and no such third party claim shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed. At any time after the Indemnifying Party acknowledges its obligations hereunder with respect to any third party claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the payment or compromise of such third party claim (provided such payment or compromise has been previously approved in writing by the third party claimant), and, in the event the Indemnifying Party does so, the Indemnified Party shall promptly agree in writing to such settlement, unless such settlement would involve a remedy or remedies, other than the payment of money damages by the Indemnifying Party, to which the Indemnified Party reasonably objects.

12.4. Disputes

. In the event any Party to this Agreement makes a claim against another Party under this Section 12 or in any way relating to or arising under this Agreement and further in the event the Party receiving notice of such claim fails to timely acknowledge its obligations hereunder with respect to such claim or disclaims such obligations, the relevant Parties, within forty (40) days of the date of issuance of notice by the Party making such claim, shall meet and attempt to resolve in good faith the dispute between or among the Parties with respect to such claim. If the Parties fail to resolve such dispute within seventy-five (75) days of the date of issuance of notice by the Party making such claim, the Party making such claim may thereafter commence to arbitrate the claim in accordance with the provisions set forth in Section 15.8. Upon resolution of any claim referred to in this Section 12, whether by agreement between the Parties to this Agreement or the rendering of a final arbitration award, the appropriate Party under such agreement or the Party against which the arbitration award is rendered shall, within ten (10) days of such resolution, pay over and deliver to the other Party funds in the amount of any claim as resolved.

13. Term and Termination.

13.1. Term of Agreement

. Unless otherwise terminated as expressly provided herein, with respect to each HIV Product, the licenses granted and appointments made hereunder shall commence on the Effective Date and continue until May 31, 2016 (the “Term”), provided that any perpetual licenses granted herein shall continue for the duration of the Intellectual Property Rights in respect of which such licenses are granted.

13.2. Material Breach.

(a) If a Party:

(i) materially breaches this Agreement in a manner which cannot be cured;

(ii) materially breaches this Agreement in a manner that can be cured and such Party has failed to take steps to begin to cure within ninety (90) days following written notice of breach by the Party or Parties affected by the breach or is not diligently pursuing a cure thereafter; or

(iii) is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or a substantial part of the Party’s assets, and such petition, assignment or appointment, if involuntary, is not dismissed or vacated within ninety (90) days (each an “Insolvency Event”), then, on each such occasion, the non-breaching Party shall have the right to exercise one or more of the following remedies: (x) upon written notice by the non-breaching Party to the breaching Party within thirty (30) days of the end of the applicable cure period (if any) (assuming that the non-breaching Party has not already given such a notice upon the occurrence of a prior material, uncured breach by the breaching Party), the non-breaching Party shall have the right to seek monetary damages for such material breach within the limitations set forth in Section 14 hereof and/or equitable relief to prevent such material breach from continuing or occurring again in the future; and, at its option, the non-breaching Party shall have the right to terminate the rights of the breaching Party hereunder upon written notice to breaching Party; provided, however, that in the event the alleged breaching Party in good faith challenges the allegation of breach, then the matter shall be resolved in accordance with Section 15.8, and the cure period set forth in Section 13.2(a)(ii), which shall be reduced to 30 days, shall only commence upon a decision pursuant to Section 15.8 that such breach has occurred. Notwithstanding the foregoing, if Chembio shall be enjoined from supplying HIV Products to Inverness because of a lawsuit regarding Intellectual Property Rights of a Third Party, or Inverness shall be enjoined from selling HIV Products because of a lawsuit regarding Intellectual Property Rights of a Third Party, and such injunction shall in either case cause a material breach of this Agreement, the non-breaching Party shall not have the right to seek monetary damages for such material breach. Notwithstanding the foregoing, the obligations of the breaching Party, including the licenses granted and appointments made hereunder to the non-breaching Parties shall continue unless both non-breaching Parties agree that such licenses and appointments shall terminate.

(b) In the event of a material breach by Chembio, SDS shall have the right to cure such breach, and Chembio will fully cooperate with SDS, at its own cost, in such cure.

13.3. Section 365(n); Agreement to Deliver Embodiments

. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The Parties agree that the licensee of such rights shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Chembio agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all intellectual property and Technology used in the manufacture of the HIV Products (“Escrow Materials”). Chembio hereby grants to Inverness, with effect from the Effective Date, a non-exclusive, royalty-free, perpetual license under the Chembio IP to use the Escrow Materials to Exploit the HIV Products, and, if Chembio fails to supply HIV Products to Inverness as required by this Agreement, to manufacture and have manufactured the HIV Products; provided however that Inverness shall not exercise such license unless Chembio suffers an Insolvency Event. In the event that Inverness obtains the right to manufacture the HIV Products in accordance with this Agreement, Inverness shall be entitled to copies of all Escrow Materials. All rights, powers and remedies of the Inverness provided under this Section 13.3 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity in the event of any such commencement of a bankruptcy proceeding by or against the Chembio.

13.4.  Effect of Termination for Breach by Inverness

. Upon any termination made in accordance with Section 13.2(a)(i) or (ii) by SDS or Chembio for breach by Inverness, including without limitation for breach of the non-competition obligation set forth in Section 3:

(a) The license grants contained in Sections 2.2 and 2.3, and the non-compete obligations in Section 2.2(a) and 3, shall terminate;

(b) Inverness may sell any inventory of HIV Products in its possession or control at the effective date of termination, but shall have no further right to Exploit the HIV Products; and

(c) SDS and Chembio shall have a joint perpetual, irrevocable, non-transferable, non-exclusive, worldwide, license under the Inverness Lateral Flow Patents to Exploit the HIV Barrel Product themselves or through agreements with Third Parties, at a royalty of 8.5% of Net Sales in the United States and 5% of Net Sales in the Rest of the World, subject to the royalty payment limitations set forth in Section 5.6(a), 5.6(b), and 5.6(c).

13.5. Effect of Termination for Breach by Chembio

. Upon any termination made in accordance with Section 13.2(a)(i) and (ii) by Inverness for breach by Chembio:

(a) The license grants contained in Sections 2.2 shall automatically be expanded to permit Inverness to manufacture or have manufactured the HIV Product; such licenses in Section 2.2 (as expanded as set forth in this Section 13.5(a)) shall continue after termination and shall be perpetual and irrevocable, subject always to payment to SDS of its profit share in an amount equivalent to that set forth in Schedule M ((with “Cost” redefined to be Inverness’ costs as otherwise set forth in Section 1.1(j), and retention of such Cost by Inverness instead of payment of Cost to Chembio), and to payment to Chembio of royalties on HIV Products at a royalty of 8.5% of Net Sales in the United States and 5% of Net Sales in the Rest of the World; and

(b) Chembio shall, at the written request of Inverness and at no cost to Inverness, provide copies of the Escrow Materials and all other technical information, including all Technology in the Chembio IP, reasonably necessary for Inverness to manufacture, have manufactured and Exploit the HIV Products.

13.6. Sole Remedy

. The parties acknowledge that the remedies set forth in Section 13.4 shall be Inverness’ sole and exclusive liability, and Chembio’s and SDS’ sole and exclusive remedy, for any breach of Section 3 by Inverness.

13.7. Survival

. No expiration or termination of this Agreement shall affect any rights or liabilities of the Parties which may have accrued prior to the date of expiration or termination. Notwithstanding anything herein to the contrary, upon any expiration or termination of this Agreement, in addition to any provisions that by their terms survive, the provisions of Sections 2.8, 3(d), 5.7, 8.3, 9, 10, 12, 13.3, 13.4, 13.5, 13.6, 14 and 15  shall survive and shall continue in full force and effect in accordance with their respective terms.

14. Limitation of Liability.

14.1. Exclusion of Liability for Certain Damages

. EXCEPT FOR BREACHES OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER AND FOR VIOLATIONS OF ANOTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS AND FOR DAMAGES CAUSED BY A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL A PARTY BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, PROFITS, BUSINESS OR GOODWILL, WHETHER OR NOT THE PARTY ALLEGEDLY CAUSING THE DAMAGE HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. THIS SECTION 14 SHALL NOT BE CONSTRUED TO LIMIT ANY PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12 HEREOF.

14.2. Limitation on Liability for Direct Damages

. EXCEPT FOR BREACHES OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER AND FOR VIOLATIONS OF ANOTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, FOR DAMAGES CAUSED BY A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OR FOR ANY PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12 HEREOF, EACH PARTY’S MAXIMUM AGGREGATE LIABILITY TO ALL OTHER PARTIES OTHER THAN FOR PAYMENTS DUE HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF $1 MILLION, WHETHER SUCH DAMAGES ARISE IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

15. General.

15.1. Waivers and Amendments.

(a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

(b) No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the Party waiving or consenting thereto. No failure on the part of any Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

15.2. Entire Agreement

. This Agreement, the Schedules hereto and the Related Documents constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, among the Parties, or any of the Parties, in connection with such subject matter.

15.3. Severability

. If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible by law and the other provisions of this Agreement shall remain in full force and effect.

15.4. Relationship of the Parties

. This Agreement shall not constitute any Party the agent or legal representative of any other Party for any purpose whatsoever, and no Party shall hold itself out as an agent of any other Party. This Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between or among the Parties, and each of the Parties is acting as an independent contractor. No Party is granted herein any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of any other Party. No Party shall have any authority to bind any other Party to any contract, whether of employment or otherwise, and each Party shall bear all of their respective expenses for its operations, including, without limitation, the compensation of its employees and salespersons and the maintenance of its offices, service and warehouse facilities. Each Party shall each be solely responsible for its own employees and salespersons and for their acts and the things done by them.

15.5. No Election of Remedies

. The rights and remedies accorded herein are cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or successively.

15.6. Notices

. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by recognized courier service providing evidence of delivery to the Parties at the following addresses:

(a) if to Chembio, to:

Chembio Diagnostic Systems, Inc.
3661 Horseblock Road
Medford, New York 11763

Attention: Lawrence A. Siebert, President
Telecopier No.: (631) 924-6033

with a copy to:

Ruskin Moscou Faltischek, P.C.
1425 Reckson Plaza
15th Floor, East Tower
Uniondale, New York 11556

Attention: Michael L. Faltischek, Esq.,
Telecopier No.: (516) 663-6640

(b) if to SDS, to:

StatSure Diagnostic Systems, Inc.
One Clark’s Hill
Framingham, MA 01702
Attention: Chief Executive Officer
Telecopier No.: (508) 872-2728

with a copy to:

Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Jeffrey M. Wiesen, Esq.
Telecopier No.: 617-542-2241

(c) if to Inverness, to:

Inverness Medical Innovations, Inc.
51 Sawyer Road,
Waltham MA 02454
Attention: General Counsel’s office

or at such other address for a Party as shall be specified by like notice.

15.7. Governing Law

. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York , without giving effect to its conflicts of laws rules.

15.8. Dispute Resolution

. In the event of any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of this Agreement or the performance of any obligations hereunder, the matter, upon written request of any Party, shall be referred to mediation and arbitration in accordance with the procedures set forth in Schedule  L to this Agreement.

15.9. Waiver of Jury Trial

. The Parties each hereby irrevocably and unconditionally waives all rights to trial by jury in any legal action, proceeding or counterclaim with respect to any matter whatsoever arising out of or in connection with or related to this Agreement or the enforcement thereof.

15.10. Counterparts

. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement by any of the Parties shall be legal, valid and binding execution and delivery of such document for all purposes.

15.11. Assignment

. This Agreement is personal to each of the Parties, and no Party shall assign any of its rights or delegate any of its obligations hereunder, including without limitation by operation of law, Change of Control or otherwise, without the prior written consent of the affected other Party or Parties, which consent shall not be unreasonably withheld or delayed, provided, however, that without the consent of the other Parties, Inverness may (i) assign its rights under this Agreement and delegate its obligations hereunder, in whole or in part, to any Person that shall acquire the business of Inverness to which this Agreement relates, or to any Affiliate of such Party, if the assignee shall assume Inverness’ obligations hereunder in writing, and (ii) assign this Agreement in connection with a sale or transfer of substantially all of the assets of, or a majority interest in the voting shares of, Inverness or its corporate parent to, or the merger or consolidation of Inverness or its corporate parent with or into, any other Person. In this paragraph, “Change of Control” means any sale of the equity securities of a Party following which the equity holders of such Party immediately prior to such sale own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of such Party, other than in a transaction involving a sale of equity securities for the purpose of raising capital to a group of financial investors in which not less than 50% of such equity securities are purchased by a recognized venture capital or private equity fund or funds and where the management of the selling Party before the financing is substantially the same as the management of such Party after the financing.

15.12. Force Majeure

. No Party shall be liable for failure to perform any of its obligations under this Agreement when such failure is due to fire, flood, strikes, labor troubles or other industrial disturbances, legal restriction, riot, insurrection, or any other cause beyond the reasonable ability of the Party affected thereby to foresee and avoid, and without such Party’s fault or negligence (“Force Majeure”), provided that any Party claiming the existence of Force Majeure shall give notice to the other parties not more than seven (7) days after the commencement of the event of Force Majeure, and shall use prompt and diligent efforts to mitigate the effects of Force Majeure. In the event that any event of Force Majeure prevents performance for sixty (60) days or more, any other Party may terminate this Agreement on written notice to all parties.

15.13. Further Assurances

. Each Party hereto will, upon the request of any other Party and without further consideration, execute and deliver such other instruments, and take such other actions, as such other Party may reasonably request, and at the other Party’s expense, to more effectively and efficiently carry out the covenants, licenses and agreements of the Parties set forth in this Agreement and consummate the transactions contemplated by this Agreement. Without limitation of the foregoing, each exclusive licensee of rights granted hereunder shall have the right, at its sole cost and expense, to register, record and otherwise document such exclusive license in any country where there are any pending or issued Patent Rights. Such licensee may require that the other Party execute a “short form” license in order to effect the foregoing registration, recordal or other documentation in any such country, and may record such short form license, but no short form license shall in any way alter or otherwise affect the rights and obligations of the Parties hereunder.

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* * *
IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement under seal as of the date first written above.

Chembio Diagnostic Systems, Inc.

By:
Title:

StatSure Diagnostic Systems, Inc.

By:
Title:

Inverness Medical Innovations, Inc.

By:
Title:

[Signature page to HIV Barrel Marketing and Distribution Agreement]